Exhibit 99.1

February 2, 2009	Contact: Yvonne Gill 570-724-0247 yvonneg@cnbankpa.com
C&N ANNOUNCES 2008 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
          Wellsboro, PA — Citizens & Northern Corporation announced its unaudited, consolidated financial results for the fourth quarter 2008 and year ended December 31, 2008.
          Net income for the year ended December 31, 2008 was $10,059,000, or $1.12 per diluted share, as compared to net income of $10,424,000, or $1.19 per diluted share, in 2007. Net income per diluted share, excluding the after-tax impact of impairment losses on securities, was $1.84 in 2008 or 54.6% higher than the corresponding amount in 2007.
          Pre-tax losses from available-for-sale securities totaled $9,338,000 in 2008, including impairment charges of $9,872,000. In contrast, pre-tax gains from available-for-sale securities totaled $127,000 in 2007. Securities losses in 2008 included the effects of impairment charges on pooled trust-preferred securities totaling $8,210,000 and bank stocks totaling $1,662,000. Pooled trust-preferred securities are long-term instruments, mainly issued by banks, with 30 or more companies included in each pool. The impairment charges on pooled trust-preferred securities resulted from management’s assessment that it is unlikely some of the previously anticipated principal and interest will be received on four of the securities. Accordingly, management wrote down the cost basis of these securities to their estimated fair values as of December 31, 2008. After the impact of the impairment charges, C&N’s cost basis in pooled trust-preferred securities totaled $82.8 million, and the estimated fair value at December 31, 2008 was $58.9 million.
          Other significant changes in the components of earnings for 2008, as compared to 2007, were as follows:
•	The interest margin was $6,876,000, or 18.9%, higher in 2008. The improved interest margin includes the impact of the Citizens Bancorp, Inc. acquisition, which was effective May 1, 2007.

The interest margin has also been positively impacted by lower market interest rates, which have reduced interest rates paid on deposits and borrowings, and by higher earnings on the investment portfolio resulting from higher average total holdings of securities.

•	Noninterest income increased $2,443,000, or 23.4%. Service charges on deposit accounts increased $1,888,000, or 73.8%, as a result of growth in deposit volumes from the Citizens Bancorp acquisition, as well as higher fees associated with a new overdraft privilege program. Also, in 2008, noninterest income included a gain of $533,000 from redemption of restricted shares of Visa, resulting from Visa’s initial public offering.
FOURTH QUARTER 2008:
          Fourth quarter 2008 earnings were significantly impacted by losses from impaired securities, as discussed above, including pre-tax losses from impaired pooled trust-preferred securities of $3,921,000. Net income per diluted share for the fourth quarter 2008 was $0.24. Excluding the impact of impairment losses on available-for-sale securities, net income per diluted share for the fourth quarter 2008 was $0.53, as compared to $0.35 in the fourth quarter 2007. The net interest margin was $1,845,000 (19.3%) higher in the fourth quarter 2008 than in the fourth quarter 2007.
          Fourth quarter 2008 earnings were higher than the immediately prior quarter’s results. Third quarter 2008 net income per diluted share was $0.11, or $0.46 excluding impairment losses from available-for-sale securities. Pre-tax losses from impaired securities totaled $4,723,000 in the third quarter 2008. Total noninterest expenses were $747,000 lower in the fourth quarter 2008 than in the third quarter, reflecting the impact of a reduction in payroll and benefits expenses of $842,000. The reduction in payroll-related costs reflects the impact of fewer full-time equivalent employees resulting from organizational restructuring activities designed to improve efficiency, and includes the effect of higher severance costs incurred in the third quarter.

               Changes in other unaudited financial information are as follows:
•	Total assets amounted to $1,281,637,000 at December 31, 2008, down slightly from $1,288,897,000 as of September 30, 2008 and $1,283,746,000 at December 31, 2007.

•	Net loans fell to $735,687,000 at December 31, 2008 from $748,909,000 at September 30, 2008. Net loans were up $8,605,000, or 1.2% from the balance at December 31, 2007.

•	Total deposits and repo sweep accounts increased to $902,104,000 at December 31, 2008 from $896,726,000 at September 30, 2008. Total deposits and repo sweeps were up $27,923,000, or 3.2% from the balance at December 31, 2007.

•	Total shareholders’ equity was $122,026,000 at December 31, 2008, as compared to $122,074,000 at September 30, 2008 and $137,781,000 at December 31, 2007. Shareholders’ equity included total accumulated other comprehensive loss of $23,214,000 at December 31, 2008, $23,262,000 at September 30, 2008 and $7,057,000 at December 31, 2007. Accumulated other comprehensive income or loss is a component of shareholders’ equity, with changes excluded from earnings and reported as an increase or decrease in equity. The accumulated other comprehensive loss balances are mainly from unrealized losses on available-for-sale securities. Management monitors the securities portfolio for factors that could trigger an impairment charge, and as of December 31, 2008, management believes the losses that have not been charged to earnings to be temporary.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $550,496,000 at December 31, 2008, 16.5% lower than one year earlier. In 2008, falling stock market values have negatively affected the value of Trust assets under management.
               Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.